Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
KOMAG CLOSES CONVERTIBLE NOTE OFFERING
SAN JOSE, Calif., March 28, 2007 — Komag, Incorporated (Nasdaq: KOMG) today announced the completion of its offering of $250 million aggregate principal amount of its 2.125% Convertible Subordinated Notes due 2014 (the “Notes”), including exercise of the initial purchasers’ over-allotment option for $30 million aggregate principal amount of the Notes. The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
Komag used the net proceeds from the offering to pay the approximately $125 million purchase price for 3,815,000 shares of its outstanding common stock it agreed to purchase in connection with the offering. Komag intends to use the remaining proceeds of this offering for general corporate purposes, which may include additional stock repurchases under the total $200 million stock repurchase authorization, and to pay the redemption price of its 2.0% Convertible Subordinated Notes due 2024 to the extent not converted.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.